Exhibit 26.h.14.ii

FORM OF DISTRIBUTION SUB-AGREEMENT

BLACKROCK VARIABLE SERIES FUNDS, INC. and BLACKROCK VARIABLE SERIES FUNDS II, INC. (each, the “Company”), each on behalf of its series as may be amended from time to time (the “Portfolios”), and Minnesota Life Insurance Company (the “Insurance Company”) mutually agree to the arrangements set forth in this Agreement (the “Agreement”) dated as of 05/01/2021.

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Insurance Company issues variable life insurance policies and/or variable annuity contracts (the “Contracts”);

WHEREAS, amounts invested in the Contracts by Contract holders are deposited in separate accounts of the Insurance Company which in turn purchase Class II and or Class III Shares of one or more of the Portfolios, each of which is an investment option offered by the Contracts;

WHEREAS, the Insurance Company will provide certain services to the Contract holders; and

WHEREAS, the Insurance Company desires to be compensated for providing such services to the Contract holders.

NOW, THEREFORE, the parties agree as follows:

1.	Services.

The Insurance Company shall provide the services listed below in respect of the Class I, II and/or Class III Shares of the Portfolios held by the Insurance Company’s separate accounts. Such services include, but are not limited to, the following:

(a)	Printing and mailing of the Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and/or prospective Contract holders;

(b)

Services relating to the development, preparation, printing and mailing of the Company advertisements, sales literature and other promotional materials describing and/or relating to the Portfolios and including materials intended for use within the Insurance Company, or for broker-dealer only use or retail use;

(c)	Holding seminars and sales meetings designed to promote the distribution of the Class II and/or Class III Shares of the Portfolios;

(d)

Obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Company and the Portfolios, including the performance of the Portfolios;

(e)	Training sales personnel regarding the Company and the Portfolios;

(f)	Compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Company;

(g)	Providing personal services and/or maintenance of the accounts of Contract holders with respect to Class II and/or Class III Shares of the Portfolios attributable to such accounts;

(h)	Financing any other activity that the Company’s Board of Directors determines is primarily intended to result in the sale of the Class II and/or Class III Shares.

2.	Distribution Fee Payments.

The Company agrees to pay, with respect to each Portfolio, to the Insurance Company at the end of each month an amount equal to 0.15% of the average daily net asset value of the Class II Shares or 0.25% of the average daily net asset value of the Class III Shares of such Portfolio held by the Insurance Company separate accounts during that month. Such payments will begin to accrue on the date of settlement. The Insurance Company agrees to waive the payment of any fees unless and until BlackRock Investments, LLC (the “Distributor”) has received such fees from the Company.

The Insurance Company shall provide the Distributor such information as reasonably requested by the Distributor to enable the Distributor to comply with the reporting requirements of Rule 12b-1 under the Investment Company Act (“Rule 12b-1”) regarding the disbursement of the distribution fee during such period.

3.	Termination.

This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not “interested persons” of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Distribution Plan entered into by the Company and the Distributor pursuant to Rule 12b-1 (the “Plan”) or in any agreement related to the Plan or a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio on not more that 60 days’ written notice to the Insurance Company.

4.	Amendment.

This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5.	Notices.

Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5).

To the Company: BlackRock Variable Series Funds, Inc. BlackRock Variable Series Funds II, Inc. Attn: Ariana Brown, Global Client Services-Onboarding-Contracting 40 East 52nd Street New York, NY 10022	With a copy to: BlackRock, Inc. Attn: General Counsel 40 East 52nd Street New York, NY 10022
To the Insurance Company: Minnesota Life Insurance Company 400 Robert Street North St. Paul, MN 55101 Attn: Vice President - Law

6.	Miscellaneous.

(a)

Assignment. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act) or in the event of the termination of the Plan or any amendment to the Plan that requires such termination.

(b)

Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(c)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d)

Governing Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(e)

Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(f)

Services of Insurance Company Affiliates. The Insurance Company may engage one or more affiliates to perform any services required by this Agreement, subject to determining that each such affiliate is capable of performing the services and the Insurance Company taking such measures as may be necessary to ensure that such affiliate performs the services in accordance with the terms of this Agreement and applicable law. The Insurance Company will remain responsible for all actions and omissions of affiliates performing services pursuant to this Agreement as if such actions or omissions were taken by the Insurance Company.

Portfolios of BlackRock Variable Series Funds, Inc. now or in the future offered to Separate Accounts of the Insurance Company and offering Class II and/or Class III shares, including, but not limited to:

BlackRock Advantage Large Cap Core V.I. Fund

BlackRock Advantage Large Cap Value V.I. Fund

BlackRock Advantage U.S. Total Market V.I. Fund

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock 60/40 Target Allocation ETF V.I. Fund

BlackRock Large Cap Focus Growth V.I. Fund

BlackRock Managed Volatility V.I. Fund

BlackRock S&P 500 Index V.I. Fund

BlackRock International Index V.I. Fund

BlackRock Small Cap Index V.I. Fund

Portfolios of BlackRock Variable Series Funds II, Inc. now or in the future offered to Separate Accounts of the Insurance Company and offering Class II and/or Class III shares, including, but not limited to:

BlackRock High Yield V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.	BLACKROCK VARIABLE SERIES FUNDS II, INC.

By:	By:

Name:	Name:

Title:	Title:

Minnesota Life Insurance Company

By:

Name:

Title: